Exhibit 23.3


            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3) and related Prospectus of Reckson Associates Realty Corp. (the "Company") for the registration of 1,448,183 shares of its common stock and to the incorporation by reference therein of our report dated February 17, 2004, with respect to the consolidated financial statements and schedule of the Company included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                    /s/ Ernst & Young LLP


New York, New York
February 15, 2005